American CareSource Holdings Announces Reverse Stock Split

DALLAS, TX -- August 31, 2012 -- American CareSource Holdings, Inc. (NASDAQ: ANCI), the leading national network of ancillary healthcare providers, today announced that its Board of Directors, at a meeting held on August 28, 2012, approved a reverse split of the Company's common stock at a ratio of one share for every three shares of common stock outstanding. The split will become effective at 9:30 am, Eastern Time, on Tuesday, September 4, 2012. The timing and ratio of the reverse split were determined by the Board pursuant to a proposal to amend the Company's Certificate of Incorporation to effect a reverse split of its common stock, which was approved by the Company's stockholders at its annual meeting held on June 11, 2012.

At the effective time of the reverse split, every three shares of the company's common stock issued and outstanding will automatically be combined into one share of common stock. No fractional shares will be issued as a result of the reverse split. In lieu of fractional shares, stockholders will receive cash in an amount equal to the product obtained by multiplying (i) the closing sale price per share on August 31, 2012 as reported on The Nasdaq Capital Market® by (ii) the number of shares of common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest. Further, any options, warrants and rights outstanding as of the effective time that are subject to the reverse split will be adjusted consistent with the terms of those options, warrants and rights. The Company's common stock will trade under a new CUSIP number after the reverse split.

About American CareSource Holdings, Inc.

American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of more than 4,800 ancillary service providers at more than 38,000 sites through its subsidiary, Ancillary Care Services. ACS provides ancillary healthcare services through its network that offers cost-effective alternatives to physician and hospital-based services. These providers offer services in 30 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment. The company’s ancillary network and management provide a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Except for the historical information contained herein, the matters discussed above are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Investor contact:
Matthew D. Thompson, 972-308-6830
Chief Financial Officer
mthompson@anci-care.com